CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 1-K of our report dated September 23, 2026, of Water on Demand, Inc. relating to the audit of the financial statements for the period ending December 31, 2025 and 2024 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
The Woodlands, Texas

September 23, 2026